Exhibit 99.1

Newfield Exploration Announces Amendment of Tender Offer
and Consent Solicitation for its 7 5/8% Senior Notes due 2011

FOR IMMEDIATE RELEASE

Houston – February 4, 2010 – Newfield Exploration Company (NYSE: NFX) today announced that it has amended its previously announced tender offer and consent solicitation (the “Tender Offer”) for any and all of its outstanding $175,000,000 7 ⅝% Senior Notes due 2011 (the “Notes”), which commenced on January 20, 2010, and is described in the Offer to Purchase and Consent Solicitation Statement dated January 20, 2010 (the “Offer to Purchase”).

The Tender Offer has been amended to (1) increase the Tender Offer Consideration (as defined in the Offer to Purchase) to $1,056 per $1,000 principal amount of the Notes and (2) provide that all holders of Notes tendered prior to the Expiration Date (as defined in the Offer to Purchase) will, upon acceptance thereof in accordance with the terms of the Tender Offer, be entitled to receive the Consent Payment (as defined in the Offer to Purchase) of $10 per $1,000 principal amount of such Notes.  As a result of these changes, the Total Consideration (as defined in the Offer to Purchase) payable to all holders of Notes tendered pursuant to the Tender Offer and accepted for purchase by the Company in accordance with the terms of the Tender Offer, regardless of whether or not such Notes were tendered prior to the Consent Date (as defined in the Offer to Purchase), will be $1,066 per $1,000 principal amount of such Notes (the “Amended Total Consideration”), plus accrued and unpaid interest to but not including the applicable Settlement Date (as defined in the Offer to Purchase).  Newfield has also extended the Expiration Date at which the Tender Offer will expire from 11:59 p.m., New York City time, on Wednesday, February 17, 2010 to 11:59 p.m., New York City time, on Thursday, February 18, 2010.  As of 5:00 p.m., New York City time on February 3, 2010, approximately 19% in aggregate principal amount of the Notes had been tendered. In addition, a holder of approximately 35% in aggregate principal amount of the Notes has given a non-binding indication of interest in tendering its Notes for the Amended Total Consideration, although there are no assurances that such holder will tender its Notes.

Holders who have previously validly tendered and not validly withdrawn their Notes do not need to retender their Notes or take any other action in response to this amendment of the Tender Offer in order to be eligible to receive the Amended Total Consideration.

As provided in the Offer to Purchase, tendered notes may not be withdrawn, except in the limited circumstances described in the Offer to Purchase.  Except as described in this press release, the terms and conditions as set forth in the Offer to Purchase remain the same.

Newfield has engaged J.P. Morgan Securities Inc. as Dealer Manager and Solicitation Agent for the Tender Offer.  Persons with questions regarding the Tender Offer should contact J.P. Morgan Securities Inc. at (800) 245-8812 (toll free) or (212) 270-3994 (collect).  Requests for copies of the Offer to Purchase or other Tender Offer materials may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

This announcement does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities.  The Tender Offer is made solely by means of the Offer to Purchase and the related Consent and Letter of Transmittal, except to the extent that the terms of the Tender Offer described therein are amended by this press release.  These materials contain important information that should be read carefully before any decision is made with respect to the Tender Offer.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

** The statements set forth in this release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the consummation of the tender offer. Although the Company believes that the expectations reflected in this information are reasonable, this information is based upon assumptions and actual results may vary significantly from those anticipated due to many factors.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com
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